As filed with the Securities and Exchange Commission on August 16, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FLEX LTD.

(Exact name of registrant as specified in its charter)

(Company Registration Number: 199002645H)

Singapore	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2 Changi South Lane,
Singapore 486123
(65) 6876 9899
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Flex Ltd. 2017 Equity Incentive Plan
(Full title of the plan)

Scott Offer
Executive Vice President and General Counsel
Flex Ltd.
2 Changi South Lane
Singapore 486123
(65) 6876 9899
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Ordinary Shares, no par value	22,000,000 shares	$15.86	$348,920,000	$40,439.83

(1)         The securities to be registered are issuable under the Flex Ltd. 2017 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued to prevent dilution as part of any stock split, stock dividend or similar transaction.

(2)         Calculated using the average of the high and low prices of the ordinary shares of Flex Ltd. (the “Company”) as reported on the NASDAQ Global Select Market on August 10, 2017, pursuant to Rules 457(c) and (h) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference the following documents filed with the Securities and Exchange Commission (the “Commission”):

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017, filed on May 16, 2017;

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

(c) The description of the Company’s Ordinary Shares contained in the Company’s registration statement on Form 8-A filed on January 31, 1994, as amended by the Forms 8-A/A filed on February 22, 2006 and October 23, 2006, including any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of such documents deemed not to be filed) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article 152 of the Company’s Constitution provides that, subject to the provisions of and so far as may be permitted by the Singapore Companies Act, Chapter 50 (“ Singapore Companies Act”) and every other Act for the time being in force concerning companies and affecting the Company, every director, auditor, secretary or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred or to be incurred by him or her in the execution and discharge of his or her duties (including, without limitation, where he or she serves at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise) or in relation thereto.

In addition, Article 152 of the Company’s Constitution provides that no director, secretary or other officer of the Company shall be liable for the acts, receipts, neglects or defaults of any other director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense happening to the Company, through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of the Company or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Company are invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or left or for any other loss, damage or misfortune which happens in the execution of the duties of his or her office or in relation thereto, unless the same happens through his or her own negligence, willful default, breach of duty or breach of trust.

Section 172 of the Singapore Companies Act prohibits a company from indemnifying its officers against any liability, which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust in relation to the company (the “Liability”). However, a company is not prohibited from (a) purchasing and maintaining for any such officer insurance against any such Liability, or (b) indemnifying such officer against any liability incurred by him to a person other than the company (such as third party liability), except when the indemnity is against:

(a)                                 any liability of the officer to pay: (i) a fine in criminal proceedings; or (ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (howsoever arising); or

(b)                                 any liability incurred by the officer: (i) in defending criminal proceedings in which he is convicted; (ii) in defending civil proceedings brought by the company or related company in which judgment is given against him; or (iii) in connection with an application for relief under sections 76A(13) or 391 of the Singapore Companies Act in which the court refuses to grant him relief.

Our directors and officers are covered by indemnification agreements with the Company and a wholly-owned subsidiary of the Company. These indemnification agreements provide the Company’s officers and directors with indemnification to the maximum extent permitted by applicable law. The Company has also obtained a policy of directors’ and officers’ liability insurance that will insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances which are permitted under the Singapore Companies Act.

The foregoing summaries are necessarily subject to the complete text of the Constitution of the Company, the Singapore Companies Act and the indemnification agreements referred to above, and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Incorporated by Reference
Exhibit No.	Exhibit	Form	File No.	Filing Date	Exhibit No.	Filed Herewith
4.01	Constitution of Flex Ltd.	10-Q	000-23354	10/31/2016	3.01

4.02	Flex Ltd. 2017 Equity Incentive Plan	DEF 14A	000-23354	7/5/2017	Annex A

5.01	Opinion of Allen & Gledhill LLP.					X

23.01	Consent of Allen & Gledhill LLP (included in Exhibit 5.01).					X

23.02	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.					X

24.01	Power of Attorney (included on the signature page to this Registration Statement on Form S-8).					X

Item 9. Undertakings.

(a)                                 The undersigned Company hereby undertakes:

(1)                                 To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)                                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 16th day of August, 2017.

FLEX LTD.

By:	/s/ Christopher Collier
Christopher Collier Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael M. McNamara and Christopher Collier, and each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof. This Power of Attorney may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts shall together constitute one and the same instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael M. McNamara	Chief Executive Officer and Director (Principal Executive Officer)	August 16, 2017
Michael M. McNamara

/s/ Christopher Collier	Chief Financial Officer (Principal Financial Officer)	August 16, 2017
Christopher Collier

/s/ David Bennett	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	August 16, 2017
David Bennett

/s/ Michael D. Capellas	Chairman of the Board	August 16, 2017
Michael D. Capellas

/s/ Marc A. Onetto	Director	August 16, 2017
Marc A. Onetto

/s/ Daniel H. Schulman	Director	August 16, 2017
Daniel H. Schulman

/s/ Willy C. Shih, Ph.D.	Director	August 16, 2017
Willy C. Shih, Ph.D.

/s/ Lay Koon Tan	Director	August 16, 2017
Lay Koon Tan

/s/ William D. Watkins	Director	August 16, 2017
William D. Watkins

/s/ Lawrence A. Zimmerman	Director	August 16, 2017
Lawrence A. Zimmerman

EXHIBIT INDEX

Incorporated by Reference
Exhibit No.	Exhibit	Form	File No.	Filing Date	Exhibit No.	Filed Herewith
4.01	Constitution of Flex Ltd.	10-Q	000-23354	10/31/2016	3.01

4.02	Flex Ltd. 2017 Equity Incentive Plan	DEF 14A	000-23354	7/5/2017	Annex A

5.01	Opinion of Allen & Gledhill LLP.					X

23.01	Consent of Allen & Gledhill LLP (included in Exhibit 5.01).					X

23.02	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.					X

24.01	Power of Attorney (included on the signature page to this Registration Statement on Form S-8).					X